EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into as of October 18, 2002, by and between SangStat Medical Corporation (the “Company”) and Jean-Jacques Bienaime (“Executive”) (together the “Parties”).

R E C I T A L S

WHEREAS, Executive is employed by the Company as its Chief Executive Officer and currently serves as the Chairman of the Company’s Board of Directors (the “Board”);

WHEREAS, the Parties have decided mutually to terminate Executive’s employment relationship with the Company;

 WHEREAS, the Parties have decided mutually to retain Executive on the Board of Directors; and

WHEREAS, the Parties desire to terminate their employment relationship amicably and to resolve, fully and finally, all outstanding matters between them.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.             EXECUTIVE’S EMPLOYMENT SEPARATION.  Pursuant to this Agreement, Executive’s separation from the Company as an officer and employee shall be effective as of November 15, 2002 (the “Separation Date”).  In addition, as of the Separation Date, Executive’s Change in Control Agreement, dated December 20, 2000 and any and all other agreements and understandings, written or oral, shall terminate and shall be of no further force and effect other than the Proprietary Information and Inventions Agreement, dated May 22, 1998, the Indemnity Agreement, dated September 17, 2001, and the stock options set forth on Exhibit A hereto, which shall continue in full force and effect after the Separation Date, except as specifically limited and modified by this Agreement.

2.             BOARD MEMBERSHIP.  As of the Separation Date,  Executive shall remain as a Director, subject to nomination and election at each ensuing annual meeting with the other Directors.  The Company’s current intention is to nominate the Executive for election at the 2003 annual meeting of stockholders; however, any such nomination shall be made in the discretion of the Nominating Committee of the Company.  As a Board member, Executive agrees that he shall actively assist management and the Board with transition and other Company issues during the one-year period following the Separation Date.

3.             SEPARATION PAYMENTS.

a.             In consideration of Executive’s release of claims and other covenants and agreements contained herein and provided that Executive has not exercised any revocation rights as provided in Section 6, below, the Company shall pay to Executive the following (together, the “Separation Payments”):

i.              The amount of $100,000, representing the pro rata portion of Executive’s discretionary bonus for 2002, which shall be due and payable on November 15, 2002;

ii.             The Company will pay to Executive a final tax gross up payment of $65,000 in full satisfaction of its prior commitment, which shall be due and payable on November 15, 2002;

iii.            The Company will also pay to Executive the cash compensation customarily paid to the non-employee members of the Board of Directors, including, without limitation, an annual retainer payment of $15,000 for 2002, which is due and payable at the December 2002 meeting of the Board of Directors, as well as $1,000 for each Board meeting Executive attends in person and $500 for each Board meeting Executive attends telephonically subsequent to November 15, 2002, in each case, subject to and in accordance with the policies and resolutions of the Board in effect from time to time; and

iv.            The Company will reimburse Executive for up to $5,000 in legal fees incurred in negotiating and executing this Agreement.

b.             Except for the Separation Payments described above, the stock options set forth below, and Executive’s  salary through the Separation Date, Executive shall not be entitled to receive any other compensation or benefits of any sort including, without limitation, salary, vacation, bonuses, short-term or long-term disability benefits, health care continuation coverage (except as provided under federal or California law), or any other form of compensation or benefits from the Company or any of their respective officers, directors, employees, agents, insurance companies, attorneys, subsidiaries, successors or assigns at any time.

4.             STOCK OPTIONS  Executive hereby acknowledges and agrees that Schedule A contains a complete and accurate list of all his outstanding options or rights to purchase common stock or any other equity security or interest of the Company or its subsidiaries as well as the portion thereof that is vested as of the Separation Date (the “Options”).   Notwithstanding anything to the contrary contained in Executive’s stock option agreements, the related option plans, applicable board resolutions, written or oral agreements or understandings or otherwise, all unvested Options  as of the Separation Date shall be cancelled; provided, that the  time-based options designated on Schedule A to purchase up to a maximum of an additional 75,963 shares of common stock (the “Time-Based Options”) shall continue to vest in accordance with and subject to their existing terms and conditions until May 17, 2004,  provided that Executive remains on the Board of Directors until such date, and all remaining Time-Based Options to purchase the then remaining unvested shares shall be cancelled as of May 17, 2004.  Options vested as of the Separation Date or by May 17, 2004, as the case may be, shall remain exercisable in accordance with and subject to their existing terms and conditions and, if unexercised, shall expire within enumerated periods set forth in the respective option agreements or plan following termination of Executive’s service on the Board.  In addition, in the event of a Change of Control or the consummation of a Corporate Transaction (as defined in the Company’s 2002 Stock Option Plan) prior to May 17, 2004, the vesting of all of the Time Based Options, if any, that remain unvested as of the date of such event shall immediately be accelerated without further action by the Company, provided that Executive remains on the Board of Directors until such date.  In the event Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), are exercised more than three (3) months following the Separation Date, such Options shall be treated as non-qualified stock options.

5.             MUTUAL WAIVER AND RELEASE OF ALL CLAIMS.

a.             The Company’s Release:  In consideration of Executive’s release set forth below and other promises contained herein, the Company fully releases and forever discharges Executive, his spouse, heirs, successors and/or agents, from all liability upon claims of any nature whatsoever, including, without limitation, any claims of negligence, breach of contract, violation of federal, state or local laws or any claims based upon or arising out of any act or event which occurred on or before the date on which this Agreement is signed and becomes effective, known or unknown, which the Company now has or could claim to have.

b.             Executive’s Release:  In consideration of the Company’s release as well as the Separation Payments set forth above, Executive fully releases and forever discharges the Company and its predecessors, successors and assigns, as well as each of their officers, directors, employees and shareholders, from all liability upon claims of any nature whatsoever, including, without limitation, any claims of negligence, wrongful termination, defamation, fraud, misrepresentation, breach of contract, breach of the covenant of good faith and fair dealing as well as any claims under any applicable state and federal statues and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Family and Medical Leave Act and the California Fair Employment and Housing Act, as amended, and any and all claims of any other nature based upon any act or event which occurred on or before the date on which this Agreement is signed and becomes effective, known or unknown, which Executive now has or could claim to have.

c.             Mutual Waiver:  For the purpose of implementing a full and complete release, both Executive and the Company understand and agree that this Agreement is intended to include all claims that Executive or the Company may now have, including those claims which either party does not now know or suspect to exist in his or its favor against the other party.  Accordingly, Executive and the Company each expressly waive all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”).  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

6.             REVIEW AND REVOCATION PERIOD.  Executive acknowledges that he is waiving rights under ADEA and that he has twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it, and that he has been advised by the Company that he may consult with an attorney of his choosing, and he has in fact consulted with an attorney, prior to signing and returning the Agreement.  Executive further acknowledges that he may change his mind and revoke this Agreement at any time during the seven (7) calendar days after he signs the Agreement, in which case none of the provisions of this Agreement will have any effect.  Executive acknowledges and agrees that if he wishes to revoke this Agreement, he must do so in writing, and that such revocation must be signed by Executive and received by Adrian Arima no later than 5:00 P.M. Pacific Time on the seventh (7th) day after Executive has signed the Agreement.  Executive acknowledges and agrees that, in the event Executive revokes the Agreement, he shall have no right to receive the benefits and payments included herein, specifically the Separation Payments.

7.             REPRESENTATIONS.  Executive makes the following representations, each of which is an important consideration to the Company’s willingness to enter into this Agreement with Executive:

a.             Executive acknowledges that the Company is not entering into this Agreement because it believes that Executive has any cognizable legal claim against the Company.  If Executive elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Company believes Executive was treated unlawfully in any respect.

b.             Executive acknowledges that, prior to signing this Agreement, he read and understood each and every provision in this Agreement and that he had the opportunity to consult with his attorney regarding the effect of each and every provision of this Agreement.  Executive further acknowledges that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

8.             CONTINUING OBLIGATIONS.  Executive acknowledges and agrees that the terms of his Indemnity Agreement, dated September 17, 2001 and his Proprietary Information and Inventions Agreement, dated May 22, 1998,  and the stock options set forth on Exhibit A hereto, shall continue in full force and effect after the Separation Date, except as specifically limited and modified by this Agreement.

9.             GOVERNING LAW.  This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules.

10.           ARBITRATION.  Except for an action exclusively seeking injunctive relief, any disagreement, claim or controversy arising under or in connection with this Agreement or otherwise arising out of Executive’s employment with, or termination of employment from, the Company shall be settled exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”); provided, that the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims, including access to essential documents and witnesses; provided further, that the Parties will be entitled to any and all relief available under applicable law and the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law.  The arbitration shall take place in San Francisco, California.  The written decision of the arbitrator, which shall include findings of fact and conclusions of law, shall be enforceable in any court of competent jurisdiction and shall be binding on the Parties hereto.  The arbitrator shall be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law.  The Company and Executive each shall pay its or her own attorneys’ fees in any such arbitration; provided however, that the Company shall pay for any administrative or filing fees, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute was adjudicated in a court of law, rather than through arbitration.

11.           SEVERABILITY.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

12.           SUCCESSORS AND ASSIGNS.  Executive agrees that this Agreement will be binding upon, and pass to the benefit of, the successors and assigns of the Company.

13.           NO WAIVERS; AMENDMENTS.  The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same except for Executive’s failure to revoke this Agreement within seven (7) days of its execution as discussed in Section 6 above.  Waiver by the Company of any breach or default by Executive of any term, provision or covenant of this Agreement shall not operate as a waiver of any other breach or default by Executive.  This Agreement may not be amended or modified other than by a written instrument signed by the Company and Executive.

14.           DESCRIPTIVE HEADINGS.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.           COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

16.           ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, board resolutions, agreements and understandings of every kind and nature between the parties hereto and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

SANGSTAT MEDICAL CORP.	EXECUTIVE

/s/ Richard Murdock	/s/ Jean-Jacques Bienaime
Richard Murdock	Jean-Jacques Bienaime